Exhibit 99.1

Contact:

Investor Relations

The Blueshirt Group

Irmina Blaszczyk

Lisa Laukkanen

SPSC@blueshirtgroup.com

415-217-4962

SPS Commerce Acquires Data Masons

Acquisition expands company’s leadership position in Fulfillment System Automation for Microsoft

Company to host conference call today at 8:30 a.m. ET

MINNEAPOLIS, December 17, 2020 — SPS Commerce, Inc. (NASDAQ: SPSC), a leader in retail cloud services, today announced the acquisition of Data Masons, a provider of EDI solutions to hundreds of consumer goods, industrial and distribution businesses and resellers.

“We are excited about the acquisition of Data Masons. Together, SPS Commerce and Data Masons offer unmatched trading partner and system expertise for customers using Microsoft solutions,” said Archie Black, President and CEO of SPS Commerce. “Combined, we have numerous partnerships in the Microsoft community that will extend SPS Commerce’s leadership in this market.”

“Data Masons is thrilled to join the SPS Commerce retail network,” said Glenn McPeak, CEO of Data Masons. “We have worked closely with SPS Commerce since 2011 to serve customers in the Microsoft market and we share a vision of providing the easiest-to-use, most automated EDI solutions that help suppliers optimize efficiency when transacting with their trading partners.”

As part of the SPS Commerce community, Data Masons customers will have access to the SPS Commerce global retail network, which includes more than 90,000 trading partners in over 80 countries, and expanded capabilities for connecting with global supply chain partners.

Acquisition Details

Under the terms of the acquisition agreement, SPS Commerce acquired all equity interests of Data Masons for approximately $100 million in cash. Data Masons is headquartered in Sarasota, Florida.

SPS Commerce anticipates the acquisition will have a nominal impact to fourth quarter and full year 2020 expected financial results.

For fiscal year 2021, the company expects the acquisition will add approximately $20 million in revenue and approximately $3 million in adjusted EBITDA. This includes the estimated impact of approximately $2 million of the deferred revenue adjustment related to purchase accounting.

The company also expects the acquisition to contribute approximately $5 million to Adjusted EBITDA in fiscal year 2022.

Additional details, including the amortization expense associated with the acquisition, will be provided when the company reports fourth quarter and fiscal 2020 results in February of 2021.

Conference Call

SPS Commerce will host a conference call today at 7:30 a.m. CT (8:30 a.m. ET). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, with Conference ID # 7099364 at least five minutes prior to the 7:30 a.m. CT start time. A live webcast of the call will also be available at http://investors.spscommerce.com under the Events and Presentations menu. The replay will also be available on our website at http://investors.spscommerce.com.

About SPS Commerce

SPS Commerce is the world’s leading retail network, connecting trading partners around the globe to optimize supply chain operations for all retail partners. We support data-driven partnerships with innovative cloud technology, customer-obsessed service and accessible experts so our customers can focus on what they do best. To date, more than 90,000 companies in retail, distribution, grocery and e-commerce have chosen SPS as their retail network. SPS has achieved 79 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, contact SPS at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS, SPS logo, RETAIL UNIVERSE, 1=INFINITY logo, AS THE NETWORK GROWS, SO DOES YOUR OPPORTUNITY, INFINITE RETAIL POWER, RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in the U.S. Patent and Trademark Office. RSX, IN:FLUENCE, and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA, which is a non-GAAP financial measure. SPS Commerce believes that this non-GAAP measure provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce’s management uses this non-GAAP measure to compare the company’s performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. This measure is are also presented to the company’s board of directors.

Adjusted EBITDA consists of net income adjusted for depreciation and amortization, investment income (interest income/expense, realized investments gain/loss excluding realized gain/loss from foreign currency on investments), income tax expense, stock-based compensation expense, realized gain/loss from foreign currency on cash and investments held, and other adjustments as necessary for a fair presentation. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company’s capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company’s operating performance because it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company’s capital structure and the method by which assets were acquired.

This non-GAAP measure should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. This non-GAAP financial measure excludes significant expenses and income that are required by GAAP to be recorded in the company’s financial statements and are subject to inherent limitations.

Forward-Looking Statements

This press release contains forward-looking statements, including information about management’s view of SPS Commerce’s future expectations, plans and prospects, including our views regarding future execution within our business, the opportunity we see in the retail supply chain world, our positioning for the future, our performance for the fourth quarter and full year of 2020, and fiscal years 2021 and 2022, and any statements about the future effect of the COVID-19 pandemic on our business, customers or the global economy and our business prospects, all of which fall within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce’s Annual Report on Form 10-K for the year ended December 31, 2019, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce’s future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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